Exhibit (h)(iv)(B)

APPENDIX A

Amended and Restated

Operating Expense Limitation Agreement

Direxion Funds

Rafferty Asset Management, LLC (“RAM”) has contractually agreed to cap all or a portion of its management fee and/or reimburse each Fund listed below for Other Expenses through September 1, 2022, to the extent that a Fund’s Total Annual Fund Operating Expenses exceeds a Fund’s daily net assets as listed below.

Investor Class Shares
Fund	Expense Cap
Direxion Monthly S&P 500® Bull 2X Fund	1.35%
Direxion Monthly S&P 500® Bear 2X Fund	1.35%
Direxion Monthly NASDAQ-100® Bull 2X Fund	1.35%
Direxion Monthly Small Cap Bull 2X Fund	1.35%
Direxion Monthly Small Cap Bear 2X Fund	1.35%
Direxion Monthly Emerging Markets Bull 2X Fund	1.35%
Direxion Monthly 7-10 Year Treasury Bull 2X Fund	1.35%
Direxion Monthly 7-10 Year Treasury Bear 2X Fund	1.35%

Direxion Monthly 25+ Year Treasury Bull 1.35X Fund	1.10%
Direxion Monthly 25+ Year Treasury Bear 1.35X Fund	1.10%

Direxion Monthly NASDAQ-100® Bull 1.25X Fund	1.15%
Direxion Monthly NASDAQ-100® Bear 1.25X Fund	1.15%

Direxion Monthly High Yield Bull 1.2X Fund	1.35%

In addition, RAM has contractually agreed to cap all or a portion of its management fee and/or reimburse the Fund for Other Expenses for as long as RAM serves as the investment adviser for the Fund listed below, to the extent that the Fund’s Total Annual Fund Operating Expenses exceed the Fund’s daily net assets as listed below.

Investor Shares
Fund	Expense Cap
Hilton Tactical Income Fund	1.12%

Institutional Class Shares
Fund	Expense Cap
Hilton Tactical Income Fund	0.87%

Dated: August 20, 2020